Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	May 2, 2006

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Acquires Southern Pioneer Life Insurance Company

>>      Acquisition Strengthens Position in Specialty Financial Services Marketplace

>>      Anticipate Accretion to 2006 Earnings of Approximately Five Cents Per Share

Cincinnati, Ohio, May 2, 2006 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced that its wholly owned subsidiary, American Modern Insurance Group, reached an agreement to acquire all of the outstanding stock of Southern Pioneer Life Insurance Company. Southern Pioneer is a privately held insurance company, headquartered in Trumann, Arkansas. Southern Pioneer has written credit life and disability insurance since 1980 and its annualized credit insurance premiums are approximately $15 million. The acquisition is subject to regulatory approval and terms of the purchase were not disclosed.

John W. Hayden, Midland president and chief executive officer said, “We are very pleased to add Southern Pioneer Life to American Modern Insurance Group’s specialty insurance platform. Southern Pioneer has a track record of producing excellent underwriting results. We anticipate that this transaction will be accretive to our 2006 earnings by approximately five cents per share and the benefit to our 2007 earnings should be in the range of five to ten cents per share,” Hayden said. “We also anticipate that our gross written premiums will benefit by approximately $10 million for the remainder of 2006 and will total approximately $15 million for the full year 2007.” Hayden also noted that American Modern intends to fund the transaction largely through American Modern’s life insurance investment portfolio. “Southern Pioneer represents an excellent opportunity to leverage the capital in our life insurance company, strengthen our market position in several states, and again demonstrate our commitment to the financial institution specialty insurance marketplace.”

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2006 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.